SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 PROXY STATEMENT

                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

                          505 Main Street, P.O. Box 667
                          Hackensack, New Jersey 07602

                       NOTICE OF ANNUAL MEETING OF HOLDERS
                        OF SHARES OF BENEFICIAL INTEREST

                                 APRIL 10, 2001

               TO THE HOLDERS OF SHARES OF BENEFICIAL INTEREST OF
                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

         The Annual Meeting of the holders of shares of beneficial interest (the "Shareholders") of First Real Estate Investment Trust of New Jersey (the "Trust") will be held on Tuesday, April 10, 2001, at the Trust's executive offices, 505 Main Street, Hackensack, New Jersey at 7:30 p.m., Eastern Daylight Savings Time, for the following purposes:

         1. To elect three (3) Trustees, each for a term of three years or until their successors have been elected and qualify;

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Shareholders of record at the close of business on February 21, 2001 are entitled to notice of and to vote at the meeting.


                                                    /s/ WILLIAM R. DELORENZO,JR.
                                                    ----------------------------
                                                    WILLIAM R. DELORENZO,JR.
Hackensack, New Jersey                              Executive Secretary
February 26, 2001


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

General Information

         This Proxy Statement is furnished to the holders (the "Shareholders") of shares of beneficial interest without par value (the "Shares") of First Real Estate Investment Trust of New Jersey (the "Trust") in connection with the solicitation of proxies for use at the annual meeting of the Shareholders to be held on April 10, 2001, and any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Holders of Shares of Beneficial Interest. Beneficial interests in the Trust are represented by the Shares, and the Shares are the only authorized, issued and outstanding class of equity of the Trust. A form of proxy for use at the Annual Meeting is also enclosed. The Trust anticipates mailing this Proxy Statement to its Shareholders beginning on February 26, 2001. The executive offices of the Trust are located at 505 Main Street, Hackensack, New Jersey 07601.

         Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Trustee named in this Proxy Statement. The Board of Trustees of the Trust (the "Board of Trustees") is not aware, at the date hereof, of any matters to be presented at the Annual Meeting other than the matters described above but if any other matter incident to the Annual Meeting is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         The cost of preparing, assembling and mailing the proxy material is to be borne by the Trust. Proxies for use at the Annual Meeting are being solicited by the Board of Trustees. It is not anticipated that any compensation will be paid for soliciting proxies and the Trust does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Members of the Board of Trustees and executive officers of the Trust ("Executive Officers") may also, without additional compensation, solicit proxies, personally or by mail, telephone, telegraph, facsimile transmission or special letter.

Voting Securities

         The only voting securities entitled to vote at the Annual Meeting are the Shares. Each Share entitles its owner to one vote on an equal basis. The number of outstanding Shares on February 21, 2001 was 1,559,788. Only Shareholders of record on the books of the Trust at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

         Trustees are elected by a plurality of the votes cast at the Annual Meeting by the holders of Shares present in person or represented by proxy and entitled to vote. The proxy card provides space for a Shareholder to withhold votes for any or all of the nominees to the Board of Trustees.

         All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Trustee, abstentions and broker non-votes. Any proxy submitted and containing an abstention or a broker non-vote will not be counted as a vote cast on any matter to which it relates.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information, as of January 15, 2001, with respect to beneficial ownership, as defined in Rule 3d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial interests in the Trust, as represented by the Shares, for each Trustee, nominee for Trustee, and Executive Officer of the Trust. The only persons who beneficially own five percent (5%), or more, of the Shares are four (4) Trustees named in the table below.


                               Amount and Nature of Beneficial Ownership (Columns A, B & C)

                                                    (A)                   (B)                 (C)
                                              Shares Currently          Options              Total        Percent
Name of Beneficial Owner                          Owned (1)          Exercisable (2)        (A & B)       of Class
------------------------                      ----------------       ---------------        -------       --------

Robert S. Hekemian (3)                            82,386 (4)            28,000               110,386        7.1%
Donald W. Barney (3)                              51,553 (5)            28,000                79,553        5.0%
John B. Voskian, M.D. (3)                         97,735 (6)            16,000               113,735        7.2%
Herbert C. Klein, Esq. (7)                        59,378 (8)            28,000                87,378        5.5%
Ronald J. Artinian (7)                            98,929 (10)           18,000               116,929        7.4%
Alan L. Aufzien (7)                                1,500                 6,500                 8,000         (9)
William R. DeLorenzo, Jr., Esq. (11)               3,863                13,000                16,863        1.1%
                                                  ------                ------               -------        ---
All Trustees, Nominees for Trustee and
Executive Officers as a group (7 persons)        395,344               137,500               532,844       33.3%
                                                 =======               =======               =======       ====

------------------

  (1) Except as otherwise indicated, all of the Shares are held beneficially and of record.
  (2) Shares subject to currently exercisable Options granted under the Equity Incentive Plan.
  (3)   A Trustee and Executive Officer of the Trust.
  (4) Includes 18,598 Shares held by Mr. Hekemian's wife, with respect to which Mr. Hekemian disclaims beneficial ownership. Also includes (i) 18,368 Shares contributed to the Hekemian & Co., Inc. Pension Plan of which Mr. Hekemian is a trustee and a participant, (ii) an aggregate of 26,341 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (iii) 3,549 Shares held in certain trusts for which Mr. Hekemian is a trustee and one trust in which Mr. Hekemian is a beneficiary, and (iv) 10,435 shares held by the Robert S. Hekemian Family Foundation of which Mr. Hekemian is the President; Mr. Hekemian disclaims beneficial ownership thereof except to the extent of his pecuniary interest in the pension plan, partnerships and trusts.
  (5) Includes 11,732 Shares held by Mr. Barney`s wife and 3,440 Shares which are held in a trust for Mr. Barney's daughter of which Mr. Barney is the trustee, with respect to which Mr. Barney disclaims beneficial ownership.
  (6) Includes 8,694 Shares held by Dr. Voskian's wife and 1,688 shares which Dr. Voskian holds as custodian for the benefit of his daughter, with respect to which Dr. Voskian disclaims beneficial ownership. Also includes an aggregate of 87,353 Shares held in various trusts for which Dr. Voskian or his wife is trustee, with respect to which Dr. Voskian disclaims beneficial ownership.
  (7)   A Trustee of the Trust.
  (8) Includes 6,938 Shares held by Mr. Klein's wife and 4,250 Shares held in a trust for the benefit of Mr. Klein's son of which Mr. Klein's wife is trustee, with respect to which Mr. Klein disclaims beneficial ownership.
  (9) Shares beneficially owned do not exceed one percent (1%) of the Trust's issued and outstanding Shares.
  (10) Includes 23,762 Shares which are in a family trust with respect to which Mr. Artinian disclaims beneficial ownership except to the extent of his pecuniary interest in such trust. Also includes 900 Shares which are held by Mr. Artinian as custodian for the benefit of his son, with respect to which Mr. Artinian disclaims beneficial ownership.
  (11)  An Executive Officer of the Trust.

                              ELECTION OF TRUSTEES
                             (Item 1 on Proxy Card)

         The Trust is governed by the Board of Trustees. The Declaration of Trust provides that the Board of Trustees will consist of not fewer than five
(5) nor more than nine (9) Trustees.

         During Fiscal year 2000 the Board of Trustees consisted of seven (7) members including Mr. Nicholas Laganella who retired on April 12, 2000; thereafter the Board consisted of six (6) members. The Board of Trustees will continue to consist of six (6) members after the Annual Meeting.

         The term of three (3) of the Trustees expire at the Annual Meeting. Each Trustee is elected for a term of three (3) years.

Nominees

         The Board of Trustees nominated Donald W. Barney, Ronald J. Artinian and Alan L. Aufzien for election at the Annual Meeting to three (3) year terms as a Trustee to commence at the Annual Meeting consistent with the recommendation of the Nominating Committee.

         Donald W. Barney, Ronald Artinian and Alan L. Aufzien are currently members of the Board of Trustees whose terms expire as of the date of the Annual Meeting. Please see the section of this Proxy Statement captioned "Board of Trustees" for a description of the business experience of and other relevant information with respect to Messrs. Barney, Artinian, and Aufzien.

         It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of the nominees named above as Trustee. If Messrs.. Barney, Artinian, and Aufzien should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. Management of the Trust is not aware of any reason why Messrs. Barney, Artinian and Aufzien if elected, would be unable to serve as Trustees.

         The Board of Trustees  recommends a vote"FOR" Donald W. Barney,  Ronald
J. Artinian and Alan L. Aufzien as the nominees for Trustee.

Board of Trustees
         The members of the Board of Trustees of the Trust are:

Name                         Age     Year First Elected to the Board of Trustees
----                         ---     -------------------------------------------

Robert S. Hekemian           69                 1980
Donald W. Barney             60                 1981
John B. Voskian, M.D.        76                 1968
Herbert C. Klein, Esq.       70                 1961
Ronald J. Artinian           52                 1992
Alan L. Aufzien              71                 1992


         Robert S. Hekemian has been active in the real estate industry for more than forty-seven (47) years. Mr. Hekemian has served as Chairman of the Board of the Trust since 1991, and as a Trustee since 1980. As Chairman of the Trust, Mr. Hekemian acts as the Trust's chief executive officer and provides the general, day to day, management of the Trust. His current term as a member of the Board of Trustees is scheduled to expire in April 2002. From 1981 to 1991, Mr. Hekemian was President of the Trust. Mr. Hekemian devotes approximately twenty-five percent (25%) of his time to execute his duties as an Executive Officer of the Trust. Since 1983, Mr. Hekemian has also been the Chief Executive Officer and Chairman of the Board of Hekemian & Co., Inc., a real estate brokerage and management company which manages the Trust's properties ("Hekemian & Co."). See the section captioned "Certain Relationships and Related Party Transactions" in this Proxy Statement. Mr. Hekemian is a director of Summit Bank which is in the process of being merged into Fleet Bank, N.A. He is also a director, partner and officer in numerous private real estate corporations and partnerships. Mr. Hekemian is the brother-in-law of Dr. Voskian.

         Donald W. Barney has served as President of the Trust since 1993, and as a Trustee since 1981. Mr. Barney does not perform any management function as President; instead, Mr Robert S. Hekemian performs all such functions as the Trust's Chairman. His current term as a member of the Board of Trustees is scheduled to expire in April 2001. Mr. Barney has been nominated for election to another three (3) year term as a Trustee. Mr. Barney devotes approximately fifteen percent (15%) of his time to discharge his duties as a Trustee and as the Chairman of the Audit Committee of the Trust. Mr. Barney was associated with Union Camp Corporation, a diversified manufacturer of paper, packaging products, chemicals and wood products, from 1969 through December 31, 1998 in various positions, including Vice President and Treasurer. Mr. Barney was a director of Ramapo Financial Corporation until May 1999 when the corporation merged with another financial institution. Mr. Barney is also partner and director in several other private real estate investment companies. Mr. Barney was formerly the brother-in-law of Mr. DeLorenzo.


         Dr. John B. Voskian has served as Secretary and a Trustee of the Trust since 1968. His current term as a member of the Board of Trustees is scheduled to expire in April 2002. Dr. Voskian spends less than five percent (5%) of his time with respect to his duties as an Executive Officer of the Trust. A physician, Dr. Voskian has retired from the practice of medicine. Dr. Voskian is also a director and an officer of a number of private real estate companies. Dr. Voskian is the brother-in-law of Mr. Hekemian.

         Herbert C. Klein, Esq., except for the time that he served as a United States Congressman as outlined below, has served as a Trustee since 1961. His current term as a member of the Board of Trustees expires in April 2003. From 1991 through the end of 1992, Mr. Klein served as President of the Trust. Mr. Klein has been an attorney since 1956 with a practice devoted to real estate, corporate matters and government relations. From March 1995 to January 1999, Mr. Klein was a director of the law firm of Hannoch Weisman located in Roseland, New Jersey. In January 1999, Mr. Klein became a partner in the law firm of Nowell Amoroso Klein Bierman P.A., with offices located in Hackensack, New Jersey and New York City. See section captioned "Certain Relationships and Related Party Transactions" in this Proxy Statement. From January 1993 to January 1995, Mr. Klein was a member of the United States Congress, House of Representatives, for the 8th Congressional District of New Jersey. Mr. Klein is also a former member of the New Jersey Assembly.

         Ronald J. Artinian has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire in April 2001. Mr. Artinian has been nominated for election to another three (3) year term as a Trustee. From 1989 to 1998, Mr. Artinian was an investment banker with Smith Barney, Inc., including positions as a Managing Director and National Sales Manager. Smith Barney is now Salomon Smith Barney Holdings, Inc., a subsidiary of Citigroup Inc. Mr. Artinian retired from Smith Barney in January 1998 in order to pursue other business interests as a private investor. Mr. Artinian has been a member of the Board of Directors of Laser Mortgage Management, Inc., a Maryland corporation ("Laser") since the year 2000. Laser is a publically traded real estate investment trust.

         Alan L. Aufzien has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire in April 2001. Mr. Aufzien has been nominated for election to another three (3) year term as a Trustee. Since 1986, Mr. Aufzien has been Chairman and Managing Partner of the Norall Organization, an investment company. From 1980 to 1998, Mr. Aufzien was a partner in the Meadowlands Basketball Association, t/a New Jersey Nets (Member of the National Basketball Association), and was its Chairman and Chief Executive Officer, and then its Secretary and Treasurer, as well as a member of its Board of Directors. Since 1986, Mr. Aufzien has also been the Chairman and Chief Executive Officer of New York Harbour Associates, a real estate developer. Mr. Aufzien is a director of Rent A Wreck of America, Inc.

Meetings of the Board of Trustees; Committees

         During the fiscal year ended October 31, 2000, the Board of Trustees held six (6 ) meetings. The Board of Trustees has three (3) standing committees: the Executive Committee, Audit Committee and Nominating Committee. During fiscal 2000, each member of the Board of Trustees attended more than 75% of the aggregate number of (i) meetings of the Board of Trustees and (ii) meetings of the committees of the Board of Trustees on which he served. The Executive Secretary of the Trust, William R. DeLorenzo, Jr., attends meetings of the Board of Trustees and each of its committees in a nonvoting capacity.

(a) Executive Committee

         The current members of the Executive Committee of the Board of Trustees (the "Executive Committee") are Robert S. Hekemian, Donald W. Barney, Ronald J. Artinian and Herbert C. Klein. Mr. Alan J. Aufzien is an alternate member Mr. Hekemian is the Chairman of the Executive Committee. The Executive Committee is authorized to make policy and certain business decisions during any interval between meetings of the Board of Trustees. All decisions of the Executive Committee are reported to the Board of Trustees on a regular basis. During fiscal 2000, the Executive Committee met eight (8) times.

(b) Audit Committee

         The current members of the Audit Committee of the Board of Trustees (the "Audit Committee") are Donald W. Barney, Alan L. Aufzien and Ronald J. Artinian. Mr. Barney is the Chairman of the Audit Committee. The Audit Committee held four (4 ) meetings during fiscal 2000. The Audit Committee selects and recommends to the Board of Trustees the independent certified public accountants to audit the books and accounts of the Trust. In addition, the Audit Committee reviews and approves the scope and cost of all services (including non-audit services) provided by the accounting firm selected to conduct the audit. The Audit Committee also monitors the effectiveness of the audit effort and financial reporting and inquires into the adequacy of the Trust's financial and operating controls.

(c) Nominating Committee

         The current members of the Nominating Committee of the Board of Trustees are Robert S. Hekemian, John Voskian and Herbert C. Klein. The Nominating Committee meets at least once each year to recommend to the Board the Trustees persons to be nominated for election as Trustees at the Annual Meeting.

(d) Audit Committee Report

         The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

         The Audit Committee meets each quarter during the fiscal year with the Trust's independent auditors and members of Hekemian & Co. and focuses on the following areas:

         a. the  adequacy  of  the  Trust's  internal   controls  and  financial
            reporting process and the reliability of its financial statements.
         b. the independence and performance of the Trust's independent auditors and the cooperation received by the independent auditors from Hekemian & Co.
         c. the Trust's compliance with all legal and regulatory requirements with particular emphasis upon all disclosures made by the Trust in its quarterly and annual reports to the Securities and Exchange Commission ("SEC").


         The Audit Committee meets separately with Hekemian & Co. and the Trust's independent auditors. The independent auditors have unrestricted access to the Audit Committee; they make a quarterly report directly to the Audit Committee out of the presence of Hekemian & Co. concerning all of their functions as the Trust's independent auditors.

         The following  Trustees are the members of the Audit Committee:  Donald
W. Barney, Chairman; Ronald J. Artinian; and Alan L. Aufzien. Messrs. Artinian and Aufzien meet the definition of an "Independent Director" for purposes of the National Association of Securities Dealers, Inc. Mr. Barney, on the other hand, serves as the President of the Trust and, therefore, does not technically meet this definition.

         Mr. Barney does not, however, perform the normal duties of the President of a corporation in that he does not act as the general manager or chief executive of the Trust. Those functions are performed by Robert S. Hekemian, as Chairman. (See, "Board of Trustees"). Mr. Barney's only management function with respect to the Trust is confined to his role as a Trustee and as Chairman of the Audit Committee. The Board of Trustees does not believe that Mr. Barney has a relationship with the Trust that would interfere with the exercise of independent judgment in carrying out his responsibilities as a Trustee and as Chairman of the Audit Committee.

         The Board of Trustees has adopted a written charter setting out the audit related functions. A copy of the Audit Committee Charter is attached hereto as Exhibit A.

         Hekemian & Co. has primary responsibility for the Trust's financial statements and the preparation of all financial statements and the maintenance of the Trust's internal controls.

         The independent auditors audit the annual financial statements prepared by Hekemian & Co., express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Trust in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised.

         This year, the Audit Committee reviewed the Trust's audited financial statements and met with both Hekemian & Co. and J. H. Cohn, LLP, the Trust's independent auditors, ("J.H. Cohn") to review all financial statements. Hekemian & Co. has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

         The Audit Committee has received from and discussed with J.H. Cohn the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Trust. The Audit Committee also discussed with J.H. Cohn any matters required to be disclosed in accord with Auditing Standards No. 61 (Communication with Audit Committees).

         On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Trustees that the Trust's audited financial statements be included in the Trust's Annual Report on Form 10-K for the fiscal year ended October 31, 2000, for filing with the SEC.

         Audit Committee:
         Donald W. Barney, Chairman
         Ronald J. Artinian
         Alan L. Aufzien

Executive Compensation

         The following table sets forth information concerning the compensation of all of the Executive Officers of the Trust for services in all capacities to the Trust for the fiscal years ended October 31, 2000, 1999 and 1998. Except for the Chairman of the Board who devotes approximately twenty-five percent (25%) and Donald W. Barney who devotes approximately fifteen (15%) of his business activities to the Trust, no other Executive Officer devotes more than ten percent (10%) of his business activities to the Trust. No Executive Officer of the Trust was compensated by the Trust in fiscal 2000, or in any previous fiscal year, in an amount in excess of $100,000.

SUMMARY COMPENSATION TABLE

                                                    Annual                   Long-Term
                                                 Compensation               Compensation
                                                 ------------               ------------
                                                                             Securities               All Other
Name and Principal Position            Year     Retainer Fee ($)(1)      Underlying Options (#)   Compensation ($)(2)
---------------------------            ----     -------------------      ----------------------   -------------------
Robert S. Hekemian
Chairman of the Board                  2000          $ 7,000                         --                  $11,200
                                       1999            7,000                         --                    8,900
                                       1998            5,000                     28,000                   12,700
Donald W. Barney
President                              2000            7,000                         --                   13,800
                                       1999            7,000                         --                   19,100
                                       1998            5,000                     28,000                   12,100
John B. Voskian, M.D.
Secretary                              2000                0                         --                   10,600
                                       1999                0                         --                   10,900
                                       1998                0                     16,000                    8,500
William R. DeLorenzo, Jr., Esq.
Executive Secretary and Treasurer      2000           14,000                         --                   12,300
                                       1999           14,000                         --                   10,500
                                       1998           10,500                     13,000                    7,000

------------------

(1) Retainer fee represents payment to the Executive Officers for their services as an Executive Officer of the Trust.
(2) With respect to Messrs. Hekemian, Barney and Voskian such amounts represent annual retainer fees, if any, Board of Trustee Meeting Fees, and other fees paid to each of them as consideration for their service on the Board of Trustees and, if applicable, its Committees. With respect to Mr. DeLorenzo, such amounts represent fees paid to him for his attendance, as a nonvoting member, at the meetings of the Board of Trustees and its Committees. See section of this Proxy Statement captioned "Trustees' Compensation."

         In fiscal 2000, an annual retainer of $7,000 was paid to Messrs. Hekemian, Barney and DeLorenzo for their services as Executive Officers of the Trust. Mr. DeLorenzo also received a $7,000 retainer for his services rendered to the Board of Trustees and its Committees. Except for the options which were granted in fiscal 1998 to the Executive Officers, the Trust has not made available or paid any other compensation or benefits to its Executive Officers, whether it be in the form of bonus, long-term incentive or deferred compensation, perquisites, rights, warrants, convertible securities, performance units, performance shares or other similar instruments. There are no employment contracts between the Trust and any of the Executive Officers, nor is there any compensatory plan or arrangement between the Trust and any of the Executive Officers pursuant to which an Executive Officer would receive payments as the result of his resignation, retirement or any other terminating event, or as a result of a change in control of the Trust. The Trust does not maintain any employee benefit plans.

Fiscal Year-End Option Values

         The following table shows certain information, as of October 31 2000, regarding the fiscal year-end values of the options held by each of the Executive Officers of the Trust. No options were exercised during fiscal year 2000.

                                                                 Fiscal Year-End Option Values
                                   -----------------------------------------------------------------------------------

                                   Number of Securities                            Value of Unexercised
                                   Underlying Unexercised                          In-The-Money Options
                                   Options at Fiscal Year-End (#)                  at Fiscal Year-End ($)(2)
                                   ------------------------------                  -------------------------

Name                               Exercisable (1)        Unexercisable            Exercisable           Unexercisable
----                               ---------------        -------------            -----------           -------------
Robert S. Hekemian                 28,000                      --                       --                    --
Donald W. Barney                   28,000                      --                       --                    --
John B. Voskian, M.D.              16,000                      --                       --                    --
William R. DeLorenzo, Jr., Esq.    13,000                      --                       --                    --

------------------
(1) All of the options as set forth in this table are currently exercisable.
(2) The value of unexercised in-the-money options represents the difference between an option's exercise price and the fair market value of the Shares on October 31, 2000 ($30 per Share). None of the options disclosed in this table were in-the-money on October 31, 2000, since the exercise price for all of these options is $30. The actual value, if any, an Executive Officer may realize upon the exercise of an option will depend upon the excess of the fair market value of the Shares over the exercise price on the date the option is exercised.

Trustees' Compensation

         In fiscal 2000, each Trustee received an annual retainer fee in the amount of $7,000 and a fee of $600 for each meeting of the Board of Trustees and its Committees attended. Mr. DeLorenzo, the Executive Secretary, receives the same meeting fee for each such meeting he attends. The Chairmen of the Executive Committee and the Audit Committee receive a $700 meeting fee for each meeting attended. In addition, the Trust pays a fee in the amount of $700 to any Trustee and the Executive Secretary for visiting a site to inspect a property being reviewed by the Trust, and will also reimburse all actual and reasonable out-of-pocket expenses incurred in connection with each such site visit. In the fiscal year ended October 31, 2000, the Trust paid total fees of $151,000 to the Trustees and Mr. DeLorenzo as consideration for their service with respect to the Board of Trustees and its Committees.

Fiscal 2001 Compensation: Trustees and Officers

         Commencing November 1, 2000 the Board of Trustees has voted to compensate its Trustees and Executive Officers in accord with the following fee schedule:

                                   Annual Retainer             Meeting Fees
                                   ---------------             ------------

Trustees                                $ 8,500                    $600
Chairman, President, Treasurer          $10,000                    $600
Executive Secretary                     $ 8,500                    $600
Chairman of Executive Committee         None                       $700
Chairman of Audit Committee             None                       $700

Deferred Compensation Plan

         Effective November 1, 2000 the Board of Trustees adopted a deferred compensation plan (the "Plan") for its Officers and its Trustees.

         Pursuant to the Plan, any Officer or Trustee may elect to defer receipt of any fees which would be due as described hereinabove. The Trust has agreed to pay any such Officer or Trustee, who elects to participate in the Plan, interest on any deferred compensation at the rate of Nine Percent (9.0%) per annum, compounded quarterly. Any such deferred compensation is to be paid to an Officer or Trustee, who elects to participate in the Plan, at the later of: (i) the retirement age specified in the deferral election; (ii) actual retirement; or
(iii) upon cessation of his or her duties as an Officer or Trustee. The Plan provides that any such deferral compensation will be paid in a lump sum or in annual installments over a period not to exceed ten (10) years, at the election of the Officer or Trustee. The Trust will not create a cash sinking fund for such deferred compensation. As a result, any Officer or Trustee who elects to participate in the Plan is an unsecured creditor of the Trust with respect to any such deferred compensation.

Compensation Report

         The full Board of Trustees determines the amounts of the annual retainer and meeting fees paid to the Executive Officers and Trustees. As set forth in the "Summary Compensation Table" included in this Proxy Statement, the Executive Officers receive only a nominal retainer fee as annual compensation for their services as Executive Officers of the Trust. The Board of Trustees believes that the amounts of the retainer fees paid to the Executive Officers are reasonable, based on the amount of the time devoted by each of them in executing their duties as Executive Officers and since the operation of the Trust's business has been managed principally by Hekemian & Co., which received fees and commissions in consideration for its services. See the section of this Proxy Statement captioned"Certain Relationships and Related Party Transactions."

         Board of Trustees:

         Robert S. Hekemian                    Alan L. Aufzien
         Donald W. Barney                      Ronald J. Artinian
         John B.Voskian, M.D.
         Herbert C. Klein, Esq.

Performance Graph

         The graph below compares the cumulative total return on the Shares for the period covering the five fiscal years ended October 31, 2000 with the performance of the Russell 20007 Index and the NAREIT Equity REIT Index. The graph assumes that $100 was invested on October 31, 1995 in the Trust's Shares, the Russell 20007 Index, and the NAREIT Equity REIT Index, and that all dividends were reinvested.

[Graphic - Graph plotted to points listed below]

                                                                      Cumulative Total Return
                                                     ------------------------------------------------------
                                                     10/95     10/96    10/97      10/98    10/99    10/00

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY     100.00    104.67    131.89    171.11   167.12   199.34
RUSSELL 2000                                         100.00    116.61    150.81    132.95   152.72   161.62
NAREIT EQUITY                                        100.00    124.72    165.55    144.39   134.23   158.78





Certain Relationships and Related Party Transactions

         Mr. Hekemian and his sons, Robert S. Hekemian, Jr., Bryan S. Hekemian and David B. Hekemian are the sole shareholders of Hekemian and Co. Robert Hekemian, Sr. holds an 12.7% interest in Hekemian & Co.; the balance of the interest in Hekemian & Co. is held by Robert Hekemian, Jr, Bryan S. Hekemian and David B. Hekemian. Hekemian & Co. continues to serve as the Trust's managing agent.

         Pursuant to the terms of the Management Agreement, dated December 20, 1961, between Hekemian & Co. and the Trust, as amended (the "Management Agreement"), Hekemian & Co. serves as the managing agent for the Trust's properties. Robert S. Hekemian, Chairman of the Board of Trustees of the Trust, is currently the Chairman of the Board of Hekemian & Co. The following family members of Robert S. Hekemian are also officers of Hekemian & Co. and serve in the positions set forth opposite their names.

          Robert S. Hekemian, Jr. (son) - Executive Vice President
          Bryan S. Hekemian (son) - Vice President and Secretary
          David B. Hekemian (son) - Vice President and Treasurer
          Serge Krikorian (brother-in-law) - Vice President-Insurance Department


         Pursuant to the terms of the Management Agreement, the Trust pays Hekemian & Co. fees based on a percentage of rents collected as compensation for its management services. The Trust also reimburses Hekemian & Co. for the salaries, payroll taxes, insurance costs and certain other costs of personnel employed at the Trust's properties by Hekemian & Co. on behalf of the Trust. From time to time, the Trust engages Hekemian & Co. to provide certain additional services, such as consulting services related to development and financing activities of the Trust. Separate fee arrangements are negotiated between Hekemian & Co. and the Trust with respect to such services.

         During the fiscal year ended October 31, 2000, the management fees paid by the Trust to Hekemian & Co. were approximately $641,900 plus an office overhead fee of approximately $73,100. In addition, the Trust paid Hekemian & Co. approximately $79,400 in fees and commissions for the services provided by Hekemian & Co. during fiscal year 2000 in the form of leasing commissions.

         Robert S. Hekemian serves on the Board of Directors of Summit Bank which is presently in the process of being acquired by Fleet Bank, N.A. In connection with the Trust's $10.9 million purchase of the Patchogue, New York retail property in December 1997, the Trust obtained a $7.5 million mortgage loan from Summit Bank to finance a portion of the purchase price. The mortgage loan is payable in monthly installments of $54,816 including interest at an annual rate of 7.375% through January 2005 at which time the outstanding balance is due. The mortgage loan is secured by the Patchogue, New York retail property. In connection with the purchase of the Olney, Maryland Shopping Center, Summit Bank provided a mortgage loan in the amount of $10,920,000. The mortgage note bears interest at LIBOR plus 175 basis points payable monthly. The note is due in March 2002, and can be extended for an additional year. In addition, the Trust pays Summit Bank fees which are customary for these types of loans.

         The law firm of Nowell Amoroso Klein Bierman, P.A. was retained by the Trust during fiscal 2000 to furnish legal services and received $21,759 in fees from the Trust for its services. Mr. Klein and Mr. DeLorenzo are partners in the law firm.

         The Trust believes that the terms of the foregoing transactions are consistent with the usual trade terms for other transactions with unaffiliated parties in the ordinary course of business.

         The Trust owns a forty percent (40%) membership interest in Westwood Hills, LLC ("Westwood Hills") which is the owner of a 210 unit residential apartment complex in Westwood, New Jersey. In addition, certain Trustees (Robert
S. Hekemian, Donald W. Barney, Herbert C. Klein, Esq. and Ronald J. Artinian) and members of the immediate families of certain Trustees (Robert S. Hekemian, John B. Voskian, M.D. and Herbert C. Klein, Esq.) beneficially own thirty-eight percent (38%) of the membership interests in Westwood Hills. Pursuant to the terms of an operating agreement, the Trust is the managing member of Westwood Hills. Hekemian & Co. currently serves as the managing agent for Westwood Hills. During fiscal 2000, Westwood Hills paid approximately $144,000 in management fees to Hekemian & Co.

         On March 29, 2000, the Trust acquired the Olney Town Center ("Olney"), in Olney, Maryland. Olney is a 98,800 sq. ft. neighborhood shopping center with expansion potential (subject to governmental approvals) to 131,00 sq. ft. The shopping center is situated on approximately 13 acres of land. Approximately 11 acres are subject to a ground lease expiring in 2078, and approximately 2 acres are owned in Fee simple.

         The center was acquired by purchasing 100% ownership interest of S and A Commercial Associates Limited Partnership ("S and A"). S and A's only asset at the closing date was the shopping center. The purchase price of the ownership interest of S and A was approximately $15,648,000.

         The Trust has an agreement in principle to sell, as of March 29, 2000, a 25% interest in S and A to Robert Hekemian, Jr., Bryan Hekemian, and David Hekemian, each of whom is a son of Robert S. Hekemian, Alan Tubin and Craig Kerbekian officers and employees of Hekemian & Co. and Christopher Bell, (collectively the "Hekemian Group") on the same basis and cost to the Trust. Subject to the resolution of certain terms of said agreement reached as between the Trust and the Hekemian Group, the sale is expected to be completed during the second quarter of fiscal year 2001. The Hekemian Group will reimburse the Trust 25% of its cost basis for Olney together with interest, at the rate of 8.44% per annum, calculated from March 29, 2000 through the date payment by the Hekemian Group is received by the Trust.

                                  OTHER MATTERS

         The Board of Trustees does not know of any other business which will be presented for consideration at the Annual Meeting. Except as the Board of Trustees may otherwise permit, only the business set forth and discussed in the Notice of Meeting and this Proxy Statement may be acted on at the Annual Meeting. If any other business incident to the Annual Meeting is properly presented at the Annual Meeting, or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Selection of the independent public accountants for the Trust is made by the Board of Trustees and is based upon the recommendation of the Audit
Committee. J.H. Cohn has been selected as the Trust's independent public accountants for the current fiscal year. J.H. Cohn has audited the books, records and accounts of the Trust since 1991 and has provided both audit and nonaudit services to the Trust. Audit services include: (i) work related to the annual audit, quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters, and (ii) the preparation of federal and state tax returns. Nonaudit services include income tax consultation and sundry consultation projects. All audit and nonaudit services provided by J.H. Cohn are approved by the Audit Committee which gives due consideration to the potential impact of nonaudit services on auditor independence.

         In accord with Independent Standard Board Standards No. 1 (Independence Discussion with Audit Committees) the Trust received a letter and verbal communication from J.H. Cohn that it knows of no state of facts which would impair its status as the Trust's independent accountants. The Audit Committee has considered whether the non-audit services provided by J.H. Cohn was compatible with maintaining its independence and has determined that the nature and substance of the limited non-audit services did not impair J.H. Cohn's status as the Trust's Independent Auditors.

Audit Fees

         The Trust was billed a total of $28,325 by J.H. Cohn during fiscal year 2000 for professional services rendered in connection with the audit of the Trust's annual financial statements, review of the Trust's Forms 10-K and 10-Q's and attendance at the Audit Committee's meetings.

Financial Information Systems Design and Implementation Fees

         The Trust was not billed for any professional services by J.H. Cohn during fiscal year 2000 in connection with the design, implementation or maintenance of the Trust's information systems, local area network and the like.

All Other Fees

         The Trust was billed a total of $4,680 by J.H. Cohn during fiscal year for work which it performed in connection with the Trust's due diligence efforts with respect to the Olney Acquisition.

Presence at Annual Meeting

         Representatives of J.H. Cohn will be present at the Annual Meeting and will have an opportunity to make a statement if the representatives desire to do so and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

         The Annual Report to Shareholders (the "Annual Report") for the fiscal year ended October 31, 2000 accompanies this Proxy Statement. J.H. Cohn has audited the financial statements of the Trust for the fiscal year ended October 31, 2000, which financial statements are contained in the Annual Report. Such Annual Report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be part of the proxy soliciting material.

              COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Trust's Executive Officers and Trustees, and persons who own more than ten percent of the Shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Trustees and greater than ten percent shareholders are required by SEC regulation to furnish the Trust with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Trust's review of the copies of such forms it has received, the Trust believes that all of its Trustees, Executive Officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act during fiscal 2000.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals for presentation at the Trust's next annual meeting must be received by the Trust at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than October 29, 2001.

         THE BOARD OF TRUSTEES OF THE TRUST RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES TO THE BOARD OF TRUSTEES.

         THE TRUST SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE TRUST. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, 505 MAIN STREET, P.O. BOX 667, HACKENSACK, NEW JERSEY 07602.

         ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND THEIR PROXIES WITHOUT DELAY TO REGISTRAR AND TRANSFER COMPANY, 10 COMMERCE DRIVE, CRANFORD, NEW JERSEY 07016. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.
                                                  /S/ William R. DeLorenzo, Jr.
                                                  -----------------------------
                                                  William R. DeLorenzo, Jr.
                                                  Executive Secretary

February 26, 2001

                                REVOCABLE PROXY
                First Real Estate Investment Trust of New Jersey


        [ X ]  PLEASE MARK VOTES AS IN THIS EXAMPLE


                     Annual Meeting of Holders of Shares of
                      Beneficial Interest - April 10, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby nominates and appoints Robert S. Hekemian and William R. DeLorenzo, Jr., Esq., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares, representing beneficial interests, of FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY standing in the name of the undersigned at the close of business on February 21, 2001, at the annual meeting of holders of shares of beneficial interest to be held at the Trust's headquarters, 505 Main Street, Hackensack, New Jersey 07601, on April 10, 2001 at 7:30 p.m., and at any and all adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated hereon.

1. ELECTION OF TRUSTEES:
                                                           FOR ALL
                [   ] FOR      [   ] WITHHOLD        [   ] EXCEPT

Donald W. Barney,
Ronald J. Artinian and Alan L. Aufzien

INSTRUCTION: To withold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the nominees indicated on this Proxy.

IMPORTANT: Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.

Please be sure to sign and date this Proxy in the box below.


                   _________________________________________
                                    Date

                   _________________________________________
                            Shareholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


Detach above card, sign, date and mail in postage paid envelope provided.

                FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY



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